Exhibit 99

MATRIX SERVICE COMPANY ANNOUNCES STRONG FIRST QUARTER FISCAL 2014 RESULTS AND REAFFIRMS FULL YEAR GUIDANCE

•	Backlog increased 7.4% to a record $672.8 million on project awards of $272.3 million

•	Quarterly revenues increased 7.9% to $226.2 million compared to $209.6 million a year earlier

•	Gross margins improved to 11.3% compared to 10.6% a year earlier

•	First quarter fully diluted earnings per share was $0.25 compared to $0.18 in the same period a year earlier

TULSA, OK – November 7, 2013 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the first quarter ended September 30, 2013. The trend of strong revenue and backlog growth continued in the first quarter of fiscal 2014 with quarterly revenues of $226.2 million and record period end backlog of $672.8 million.
John Hewitt, President and CEO of Matrix Service Company said, "Our overall opportunities in the markets we serve continue to be strong as evidenced by our record backlog and strengthening margins. We are pleased with our first quarter results and are confident that our strategic investments are providing solid business performance. In addition, our record liquidity position provides us with the necessary resources for strategic investments and acquisitions."
Financial Results
Revenues for the first quarter ended September 30, 2013 were $226.2 million compared to $209.6 million in the same period a year earlier, an increase of $16.6 million, or 7.9%. Net income for the first quarter of fiscal 2014 was $6.6 million, or $0.25 per fully diluted share. In the same period a year earlier, the Company earned $4.7 million, or $0.18 per fully diluted share.
Revenues increased in our Industrial and Storage Solutions segments by $17.7 million and $3.9 million, respectively. Revenues in the Oil Gas & Chemical segment declined by $4.6 million and Electrical Infrastructure revenues were $32.9 million compared to $33.3 million a year earlier. Gross margins were 11.3% in the first quarter of fiscal 2014 versus 10.6% in the first quarter of fiscal 2013. Consolidated gross profit was $25.5 million in the first quarter of fiscal 2014 compared to $22.2 million in the same period a year earlier due to higher revenues and higher gross margins. Selling, general and administrative costs were $14.7 million, or 6.5% of revenue, in the first quarter of fiscal 2014 compared to $14.3 million, or 6.8% of revenue, in the same period a year earlier.

Backlog
Backlog at September 30, 2013 totaled $672.8 million, an increase of $46.1 million, or 7.4%, compared to the backlog at June 30, 2013 of $626.7 million. Project awards in the first quarter totaled $272.3 million.
Financial Position
At September 30, 2013, the Company’s cash balance was $79.8 million. The cash balance along with availability under the senior credit facility gives the Company liquidity of $188.7 million.
Earnings Guidance
The Company is maintaining its fiscal 2014 revenue guidance of between $980 million and $1.04 billion and its earnings per fully diluted share guidance of between $1.00 and $1.15.

Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 11:00 a.m. (Eastern) / 10:00 a.m. (Central) on Friday, November 8, 2013 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company provides engineering, fabrication, construction and repair and maintenance services to the Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial markets.
The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities throughout the United States and Canada.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.
For more information, please contact:
Matrix Service Company
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended
	September 30, 2013	September 30, 2012
Revenues	$226,217	$209,608
Cost of revenues	200,741	187,364
Gross profit	25,476	22,244
Selling, general and administrative expenses	14,714	14,320
Operating income	10,762	7,924
Other income (expense):
Interest expense	(223)	(183)
Interest income	5	8
Other	(88)	57
Income before income tax expense	10,456	7,806
Provision for federal, state and foreign income taxes	3,904	3,122
Net income	$6,552	$4,684
Basic earnings per common share	$0.25	$0.18
Diluted earnings per common share	$0.25	$0.18
Weighted average common shares outstanding:
Basic	26,116	25,788
Diluted	26,647	26,148

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	September 30, 2013	June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$79,762	$63,750
Accounts receivable, less allowances (September 30, 2013—$70 and June 30, 2013—$795)	150,473	140,840
Costs and estimated earnings in excess of billings on uncompleted contracts	66,678	73,773
Deferred income taxes	6,063	5,657
Inventories	3,172	2,988
Income taxes receivable	—	3,032
Other current assets	6,662	6,234
Total current assets	312,810	296,274
Property, plant and equipment at cost:
Land and buildings	29,667	29,649
Construction equipment	71,132	69,998
Transportation equipment	37,126	34,366
Office equipment and software	18,763	18,426
Construction in progress	9,559	9,080
	166,247	161,519
Accumulated depreciation	(92,920)	(90,218)
	73,327	71,301
Goodwill	30,887	30,836
Other intangible assets	7,378	7,551
Other assets	4,586	4,016
Total assets	$428,988	$409,978

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	September 30, 2013	June 30, 2013
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$67,799	$68,961
Billings on uncompleted contracts in excess of costs and estimated earnings	75,783	62,848
Accrued wages and benefits	17,850	21,919
Accrued insurance	7,651	7,599
Income taxes payable	601	—
Other accrued expenses	2,558	3,039
Total current liabilities	172,242	164,366
Deferred income taxes	7,844	7,450
Long term debt	2,426	—
Total liabilities	182,512	171,816
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of September 30, 2013, and June 30, 2013	279	279
Additional paid-in capital	119,063	118,190
Retained earnings	147,979	141,427
Accumulated other comprehensive income	529	227
	267,850	260,123
Less: Treasury stock, at cost—1,746,259 shares as of September 30, 2013, and 1,779,593 shares as of June 30, 2013	(21,374)	(21,961)
Total stockholders’ equity	246,476	238,162
Total liabilities and stockholders’ equity	$428,988	$409,978

Matrix Service Company

Results of Operations

(In thousands)

	Three Months Ended
	September 30, 2013	September 30, 2012
Gross revenues
Electrical Infrastructure	$32,877	$33,270
Oil Gas & Chemical	62,792	67,097
Storage Solutions	108,546	105,418
Industrial	22,691	4,975
Total gross revenues	$226,906	$210,760
Less: Inter-segment revenues
Electrical Infrastructure	$—	$—
Oil Gas & Chemical	297	—
Storage Solutions	392	1,152
Industrial	—	—
Total inter-segment revenues	$689	$1,152
Consolidated revenues
Electrical Infrastructure	$32,877	$33,270
Oil Gas & Chemical	62,495	67,097
Storage Solutions	108,154	104,266
Industrial	22,691	4,975
Total consolidated revenues	$226,217	$209,608
Gross profit (loss)
Electrical Infrastructure	$3,330	$4,706
Oil Gas & Chemical	7,531	7,867
Storage Solutions	12,837	9,969
Industrial	1,778	(298)
Total gross profit	$25,476	$22,244
Operating income (loss)
Electrical Infrastructure	$1,300	$2,319
Oil Gas & Chemical	3,263	3,775
Storage Solutions	5,832	3,449
Industrial	367	(1,619)
Total operating income	$10,762	$7,924
Segment assets
Electrical Infrastructure	$59,018	$56,826
Oil Gas & Chemical	79,513	71,848
Storage Solutions	157,389	186,600
Industrial	35,801	14,179
Unallocated Corporate assets	97,267	33,397
Total segment assets	$428,988	$362,850

Backlog
We define backlog as the total dollar amount of revenues that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.
Three Months Ended September 30, 2013

The following table provides a summary of changes in our backlog for the three months ended September 30, 2013:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2013	$103,520	$120,138	$319,718	$83,361	$626,737
Net awards	26,444	61,277	170,437	14,139	272,297
Revenue recognized	(32,877)	(62,495)	(108,154)	(22,691)	(226,217)
Backlog as of September 30, 2013	$97,087	$118,920	$382,001	$74,809	$672,817